United Security Bancshares, Inc. Announces Quarterly Earnings

THOMASVILLE, Ala., May 1 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income for the quarter ended March 31, 2007, decreased 17.3% to $3.0 million compared to $3.7 million for the same period of 2006.

Basic net income per share for the first quarter of 2007 was $0.49, compared to $0.57 for the same period of 2006, a 14.0% decrease.

Net interest income decreased 2.15% compared to the first quarter of 2006, with the net interest margin decreasing to 7.12% in the first quarter of 2007, compared to 7.62% in the first quarter of 2006. Interest income increased $969,000, due to an increase in the average yield on loans as well as increased volume of loans. This increase in interest income was offset by a $1.2 million increase in interest expense. This increase was the result of increased rates and volume of interest bearing deposits, primarily certificates of deposit. Funding rates have increased more than asset yields since the Federal Reserve last raised rates in June of 2006.

Non-interest income decreased 3.27%, from $1.3 million in 2006 to $1.2 million in 2007. Service charges and fees on deposit accounts increased $30,000 but were offset by decreased insurance commissions, letters of credit and commitment fees, and other fees and charges. Non-interest expense increased 7.36% in the first quarter of 2007 when compared to the first quarter of 2006. Salary and employee benefits increased less than 1.0%, as normal merit increases were offset by the retirement of one executive officer and two loan officers in the first quarter of 2007. Other non-interest expense items which increased were advertising, stationary and supplies, telephone and data circuit expense and legal and attorney fees.

Performance ratios remain strong with return on average assets of 1.89% and return on average equity of 13.69%.

At March 31, 2007, total assets amounted to $660.7 million, a 4.08% increase over March 31, 2006. Total deposits increased 9.94%, to $478.7 million. Loans, net of unearned discount, increased 2.05% to $457.9 million, and shareholders' equity totaled $88.7 million, which represented a book value of $14.34 per share. Regular dividends were increased 13.0% to $0.26 per share in the first quarter, and a special dividend of $0.15 per share was also declared.

UNITED SECURITY BANCSHARES, INC.
(Unaudited Financial Highlights)
(In thousands, except per share amounts and percentages)

	Three Months Ended
	March 31,
	2007	2006
Earnings Summary:
Net Interest Income	$10,504	$10,735
Provision for Credit Losses	1,041	815
Non-Interest Income	1,242	1,284
Non-Interest Expense	6,168	5,745
Income Before Income Taxes	4,537	5,459
Income Tax Provision	1,495	1,779
Net Income	$3,042	$3,680

Basic and Diluted Earnings Per Share	$0.49	$0.57

Dividends Per Share	$0.41	$0.38

	Three Months Ended
	March 31,
	2007	2006
Balance Sheet Summary:
Total Assets	$660,672	$634,676
Total Earning Assets	601,321	575,739
Loans, Net of Unearned Discount	457,933	448,730
Allowance for Credit Losses	7,786	7,662
Total Deposits	478,748	435,476
Common Shareholders' Equity	88,658	88,302
Book Value Per Share	$14.34	$13.77

Average Balance Sheet Data:
Total Assets	$652,797	$629,677
Total Earning Assets	598,025	571,168
Loans, Net of Unearned Discount	453,004	443,548
Total Deposits	460,911	436,140
Common Shareholders' Equity	90,124	88,490

Performance Ratios:
Return on Average Assets	1.89%	2.37%
Return on Common Equity	13.69%	16.87%

Basic and Diluted Average Shares
Outstanding	6,237,848	6,424,412

Statements contained in this press release which are not historical facts are forward-looking statements. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI's senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

SOURCE United Security Bancshares, Inc.
    -0-                     05/01/2007
    /CONTACT: Larry Sellers or Robert Steen, both of United Security Bancshares, Inc., +1-334-636-5424/